Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

PALO ALTO, Calif., May 9, 2008 – Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the first quarter ended March 31, 2008.  The net loss for the first quarter of 2008 was $15.6 million compared to a net loss of $7.2 million for the first quarter of 2007.

Affymax recognized revenue for the quarter ended March 31, 2008 of $16.7 million compared to $7.3 million for the quarter ended March 31, 2007.  The increase in revenue was the result of increased collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s compound, Hematide™ and a one-time $1.4 million adjustment resulting from an amendment to the collaboration agreements.

Research and development expenses for the quarter ended March 31, 2008, were $25.4 million compared to $11.9 million for the quarter ended March 31, 2007. The increase was primarily due to additional expenses related to Phase 3 clinical trials of Hematide in renal indications as well as increased personnel costs.

General and administrative expenses for the quarter ended March 31, 2008 were $7.5 million compared to $5.3 million for the quarter ended March 31, 2007. The increase was primarily due to increased personnel costs as well as audit, legal and consulting fees.

The company’s cash, investments and receivables from Takeda totaled $190.5 million as of March 31, 2008.  Included in long-term investments are $26.8 million in auction rate securities which are still considered AAA rated investments but reflect an impairment charge of $1.3 million recorded in the first quarter of 2008.

“We are making strong progress in our Phase 3 clinical trials of Hematide to treat anemia in chronic renal failure patients,” said Arlene M. Morris, president and chief executive officer of Affymax, Inc.  “We continue to expect to complete enrollment by the end of 2008.”

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™, is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure and in a Phase 1 clinical trial for the treatment of anemia in cancer patients.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$86,302	$108,215
Restricted cash	11	11
Short-term investments	62,011	60,122
Receivable from Takeda	15,393	15,331
Deferred tax assets	1,810	1,810
Prepaid expenses and other current assets	6,726	9,323
Total current assets	172,253	194,812
Property and equipment, net	4,634	4,470
Restricted cash	1,135	1,135
Long-term investments	26,828	15,655
Deferred tax assets, net of current	8,272	8,272
Other assets	1,419	1,448
Total assets	$214,541	$225,792

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,205	$9,348
Accrued liabilities	16,839	5,990
Income taxes payable	—	739
Deferred revenue	41,268	39,488
Capitalized lease obligations, current	81	133
Total current liabilities	61,393	55,698
Deferred revenue, net of current	72,345	75,911
Long term income tax liability	9,434	9,434
Capitalized lease obligations, net of current	—	8
Other long term liabilities	563	556
Total liabilities	143,735	141,607

Stockholders’ equity
Common stock	15	15
Additional paid-in capital	298,304	296,035
Deferred stock-based compensation	(22)	(28)
Accumulated deficit	(227,399)	(211,818)
Accumulated other comprehensive loss	(92)	(19)
Total stockholders’ equity	70,806	84,185
Total liabilities and stockholders’ equity	$214,541	$225,792

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Collaboration revenue	$16,708	$7,318
License and royalty revenue	6	6
Total revenue	16,714	7,324
Operating expenses
Research and development	25,436	11,858
General and administrative	7,468	5,332
Total operating expenses	32,904	17,190
Loss from operations	(16,190)	(9,866)
Interest income	1,977	3,015
Interest expense	(29)	(5)
Other income (expense), net	(1,339)	15
Net loss before provision for income taxes	(15,581)	(6,841)
Provision for income taxes	—	330
Net loss	$(15,581)	$(7,171)
Net loss per share:
Basic and diluted	$(1.03)	$(0.48)
Weighted-average number of shares used in computing basic and diluted net loss per share	15,148	14,860